Exhibit 99.1

NEWS RELEASE

SOUTHWESTERN ENERGY REARRANGES AND EXTENDS

BANK CREDIT FACILITIES

Houston, Texas – June 27, 2016 ... Southwestern Energy Company (NYSE: SWN) today announced that it has entered into agreements with substantially all of its bank group for its $2.0 billion revolving line of credit and its $750 million term loan to extend maturities and modify certain other terms and conditions of the credit facilities.

“We have taken a significant step in managing our debt maturities and liquidity,” said Bill Way, President and Chief Executive Officer. “We have extended liquidity availability and a major portion of our debt by two years with only modest additional cost and covenants. These actions deliver on the plan we discussed previously to strengthen the balance sheet, which is a key component of setting the Company up for value adding growth. We truly value the strong relationships we have with our bank group and appreciate the hard work and trust that the participating banks demonstrated in us throughout this amendment and extension process.”

The principal terms include the following:

•	The Company has entered a new $1.934 billion credit facility, consisting of a $1.191 billion secured term loan and a $743 million revolving credit facility, both due December 14, 2020, with the following features:

•	The $1.191 billion secured term loan is fully drawn, with approximately $285 million of this balance being used to pay down the existing revolving credit facility balance in its entirety and the remaining amount available for liquidity purposes. The Company does not expect to borrow under the new revolving credit facility in the near term.

•	Interest rates will be 0.50% above levels in the Company’s existing revolving credit facility. Following this transaction, the Company’s current credit ratings result in an interest rate of 2.50% above LIBOR.

•	Collateral for the new secured term loan is principally E&P properties in the Fayetteville Shale area. This collateral also may support all or a part of revolving credit extensions depending on restrictions in the Company’s senior notes indentures. The facilities have no borrowing base redeterminations but require a 1.50x collateral coverage ratio.

•	Financial covenants and restrictions in the new credit facility include:

•	Minimum interest coverage of 0.75x in 2016 increasing by 0.25x increments to 1.50x in 2019 and 2020;

•	Minimum liquidity requirement of $300 million subject to increase up to $500 million upon certain conditions; and

•	Anti-hoarding provision requiring unrestricted cash in excess of $100 million to pay down any amounts borrowed under the revolving credit facility.

•	The existing $750 million term loan is extended to December 14, 2020, provided at least $375 million is paid by June 30, 2017.

•	The Company expects to pay down this loan, using proceeds from its previously announced $450 million sale of undeveloped properties in West Virginia or other sources, triggering this extension.

•	All net proceeds from future asset sales and certain debt and equity issuances are required to reduce any amounts borrowed under the existing $750 million term loan.

•	This existing term loan remains unsecured and interest rates increase to the same level as the new revolver and term loan.

•	The Company’s existing unsecured revolving credit agreement due in December 2018 remains in place but with the aggregate commitment reduced to $66 million.

A more detailed description of the new and the amended credit agreements, along with copies of the agreements, appears in a Current Report on Form 8-K that the company contemporaneously is filing with the Securities and Exchange Commission.

Southwestern Energy Company is an independent energy company whose wholly owned subsidiaries are engaged in natural gas and oil exploration, development and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contact:

Michael Hancock

Director, Investor Relations

(832) 796-7367

michael_hancock@swn.com

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of natural gas and oil reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; international monetary conditions; unexpected cost increases; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, Southwestern Energy Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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